As filed with the Securities and Exchange Commission on August, 14, 1996
SEC File No. 33-32341-D
- ------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     Form S-8
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933
- ------------------------------------------------------------------------------


                               SAGE RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

         Colorado                                            84-1127336
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)


10 Exchange Place, Suite 309, Salt Lake City, Utah                84111
(Address of Principal Executive Offices)                        (Zip Code)

                                1996 Option Plan
                            (Full title of the plan)

    Dean Becker, 10 Exchange Place, Suite 309, Salt Lake City, Utah 84111
           (Name, address, including zip code of agent for service)

 Telephone number, including area code, of agent  for service:  (801) 364-3500

                           CALCULATION OF REGISTRATION FEE
                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered (2)  Share (1)        Price            Fee
- ----------     ----------       ----------      ----------       ------------
Common Stock,
$0.001 par
value             160,000           $0.001          $160.00            $100.00


(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee, based on the anticipated cost at which employee's and consultant's options will be issued.

(2) Pursuant to rule 416, there are also being registered such additional securities as may become issuable as a result of antidilution provisions of options granted pursuant to such plans.

                                SAGE RESOURCES, INC.
                  Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option plan.

Registration Statement Item Numbers and Headings       Prospects Headings
- ------------------------------------------------       ------------------

1)     Plan Information                             Section 10(a) Prospectus

2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus




                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


                    ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission are hereby incorporated by reference:

     1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

     2)     All reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.



                            ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 750,000,000 shares of common stock, no par value (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

     The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Preferred Stock

     The Company s Articles of Incorporation authorize 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance.

Warrants

Class A Warrants
- ----------------

     The Company issued 40,000 Class A Common Stock Purchase Warrants (the "Class A Warrants") to the original officers, directors and shareholders of
the Company.   Each Class A Warrant allows the holder thereof to purchase one share of the Company s Common Stock at an exercise price of twenty five dollars ($25) at any time on or before April 24, 1997, subject to certain conditions and limitations. Except as otherwise indicated, the Class A Warrants have the same terms and conditions as the Class C Warrants described below. When used herein, the term "Warrant" shall refer to the Class A, B and C Common Stock Purchase Warrants.

Class B Warrants
- ----------------

     The Company issued 40,000 Class B Common Stock Purchase Warrants (the "Class B Warrants") to the original officers, directors and shareholders of
the Company.   Each Class B Warrant allows the holder thereof to purchase one share of the Company s Common Stock at an exercise price of fifty dollars ($50) at any time on or before April 24, 1997, subject to certain conditions and limitations. Except as otherwise indicated, the Class B Warrants have the same terms and conditions as the Class C Warrants described below.

Class C Warrants
- ----------------

     In its initial public offering the Company sold Class C Common
Stock Purchase Warrants and currently has 12,000 outstanding
(the "Class C Warrants"). Each Class C Warrant entitles the warrant holder to purchase one share of the Company's Common Stock at an exercise price of one hundred dollars ($100) per share. The exercise period has been extended by the Company through April 24, 1997. The Company s board of directors may extend the exercise period at its option, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. The board of directors may, at its discretion, reduce the exercise price for the Warrants, but in no event will the exercise price be reduced below $5.00. The exercise price may also be adjusted in the case of stock dividends or stock splits but not below $0.005 per share. The Warrants also contain anti-dilution provisions in the case of stock dividend or stock splits. The anti-dilution provisions do not include the issuance of shares of Common Stock in connection with the Company s acquisition or merger, for compensation, or pursuant to options, warrants and share purchase agreements. The Company may redeem the Warrants at a redemption price of $0.01 per warrant; provided that, a registration statement covering the shares of Common Stock issuable on exercise of the Warrant is effective. Any warrant holder who does not exercise prior to the redemption date, as set forth in the Company s notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying the Warrants, and after the redemption date, any Warrants will become void. The Company has agreed to use its best efforts to maintain an effective registration statement covering the Common Stock issuable on exercise of the Warrants. At this time, there is no effective registration statement or post effective registration statement covering the Common Stock. The Warrants were issued pursuant to a warrant agreement between the Company and American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado.

Registrar and Transfer Agent

     The registrar and transfer agent of the Company's securities is American Securities Transfer, Inc., P.O., Box 1596, Denver, Colorado, telephone (303) 234-5300.


                      ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

                    ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a brief summary of certain indemnification provisions of the Company's articles of incorporation and the Colorado Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

     Section 7-3-101.5 of the Colorado Revised Statutes confers on a director or officer an absolute right to indemnification for reasonable expenses actually and reasonably incurred by him to the extent he or she is successful on the merits or otherwise in defense of any action, suit, or proceeding. The Colorado indemnification section further permits the Company to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied. The Colorado statute expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances; specifically that the director conducted himself in good faith; he or she reasonably believed that his conduct was in the corporation s best interest, or his or her conduct was at least not opposed to the corporation s best interests; and in criminal proceeding s he or she had no reasonable cause to believe his conduct was unlawful. The above determinations must be made by a majority vote of a quorum of disinterested directors or a committee thereof, the shareholders, or
independent legal counsel.   Colorado law also permits a corporation to pay
attorney s fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action. The corporate fficial must provide an undertaking to repay such expenses to the corporation if he or she is ultimately determined to not be entitled to indemnified by the corporation. The corporate official must also state that at the time of the undertaking the he or she reasonable believed the provisions of the statute for indemnification were met. The corporation may also purchase and maintain insurance to provide indemnification. A director or officer is not entitled to indemnification if it is determined that the director was liable to the corporation, or in an action charging improper personal benefit to the director, he or she was adjudged liable on the basis that personal benefit was improperly received by the director. The Colorado statute also provides that indemnification, as well as advancement of cost, may be provided for in a corporation s articles of incorporation, bylaws, a contract, or pursuant to a vote of shareholders or disinterested directors provided such indemnification is consistent with the Colorado statute.

     The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 7-3-101.5 of the Colorado Revised Statutes.

     Article VII of the Company s articles of incorporation permit the Company to indemnify any director, officer, employee, fiduciary, or agent to the full extent permitted by the Colorado Revised Statutes. The Company s bylaws do not contain any specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. It is anticipated that the Company will indemnify its officers and directors to the full extent permitted by the above referenced statute.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                      ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     No restricted securities are being reoffered or resold pursuant to this registration statement.

                                   ITEM 8. EXHIBITS
Exhibits.


     Copies of the following documents are included as exhibits to this registration statement pursuant to item 601 of regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                           Location
- -------      ---------     -----------                           --------
3.01            3          Articles of Incorporation             Incorporated
                                                                 by Reference*

3.02            3          Bylaws                                Incorporated
                                                                 by Reference*

4.01            4          Specimen certificate
                           for Common Stock                      Incorporated
                                                                 by Reference*

4.02            4          Sage Resources, Inc.
                           1996 Stock Option Plan                This Filing

5.01          5 & 23       Letter opinion, including consent
                           of Taylor and Associates,
                           a professional corporation
                           regarding legality of Common Stock
                           to be issued pursuant to options
                           granted under the Plan.               This Filing

23.01           23         Consent of Wright & Seibert, P.C.,
                           independent certified public
                           accountant, for Sage Resources,
                           Inc., for the year ended December
                           31, 1994                              This Filing

23.02           23         Consent of Schumacher & Associates,
                           Inc., independent certified public
                           accountant, for Sage Resources,
                           Inc., for the year ended December
                           31, 1995                              This Filing


25.01           25         Powers of Attorney                    See Signature
                                                                 Page

* Incorporated by reference from the Company's registration statement on form S-18 filed with the Commission, SEC file No. 33-32341-D

                                ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments - Item 512(a)

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference - Item
512(b)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 9th day of August, 1996.

                                        Sage Resources, Inc.



                                        By  /S/ Jonathan Winters
                                          ------------------------------------
                                          Jonathan Winters, President


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Winters, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                    Date
- ---------                            -----                    ----


/S/ Jonathan Winters            Chairman of the Board,        August 13, 1996
- ------------------------------  Directors and President


/S/ Lisa Valerio                Director, Chief Financial     August 13, 1996
- ------------------------------  Officer and Secretary


/S/ Michael L. Labertew         Director                      August 13, 1996
- ------------------------------